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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

December 4, 2008
Date of Report (Date of earliest event reported)

Level 3 Communications, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-15658	47-0210602
(State or other jurisdiction of incorporation)	(Commission File Number)	IRS Employer Identification No.)

1025 Eldorado Blvd., Broomfield, Colorado		80021
(Address of principal executive offices)		(Zip Code)

720-888-1000
Registrant’s telephone number, including area code

Not applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective December 8, 2008, the Level 3 Communications, Inc. (the “Company”) Board of Directors has elected Jeff K. Storey as the Company’s President and Chief Operating Officer. Mr. Storey will report to James Q. Crowe, the Company’s Chief Executive Officer. In connection with the election of Mr. Storey as President, Mr. Crowe will relinquish that title, but remain the Company’s chief executive officer.

From December 2005 until May 2008, Mr. Storey, 48, was President – Leucadia Telecommunications Group of Leucadia National Corporation, where he directed and managed Leucadia’s investments in telecommunications companies. Prior to that, beginning in October 2002 Mr. Storey was President and Chief Executive Officer of WilTel Communications Group, LLC until its sale to the Company in December 2005. Prior to this position, Mr. Storey was Senior Vice President – Chief Operations Officer, Network for Williams Communications, Inc., where he had responsibility for all areas of operations for the company’s communications network, including planning, engineering, field operations, service delivery and network management.

In addition to receiving base salary, Mr. Storey will receive awards pursuant to the Company’s existing outperform stock appreciation rights program (referred to as “OSOs”) and existing restricted stock unit program. Mr. Storey will also participate in the Company’s existing discretionary bonus program. In connection with his joining the Company, Mr. Storey will receive a one time grant of 400,000 restricted stock units, 100 percent of the restrictions on which will lapse on the third anniversary of the date of grant.

Item 8.01	Other Events.

On December 8, 2008, the Company issued a press release announcing that it will initiate a workforce reduction of approximately 450 employees in North America, approximately 8 percent of its total employee base. The reduction will take place before the end of December 2008 and will result in a restructuring charge of approximately $12 million to $15 million in the fourth quarter 2008. The reductions are being made across multiple levels in the organization and multiple locations in North America only.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Level 3 Communications, Inc.

By:	/s/ Neil J. Eckstein

Neil J. Eckstein, Senior Vice President

Date: December 8, 2008